                                                                 EXHIBIT 99.3

SECURITY OWNERSHIP OF BRE MANAGEMENT

    The following table sets forth, as of September 5, 1995, information regarding the beneficial ownership of BRE Common Stock by each director of BRE, by each named executive officer (as hereinafter defined) and by all directors and executive officers as a group. The amounts shown are based upon information provided by the individuals named.

                                                                                              PERCENTAGE
                                                                                                  OF
                                                                                              OUTSTANDING
                                                                               SHARES OF         SHARES
                                                                             COMMON STOCK        OWNED
                                                 CURRENT POSITION         BENEFICIALLY OWNED  BENEFICIALLY
NAME                                               WITH COMPANY                   (1)            (1)(2)
- ----                                        ----------------------------- ------------------  ------------
     . . . . . . . . . . . . . . . . .
Arthur G. von Thaden . . . . . . . . .      Director and Chairman             185,535(3)           1.7%
Frank C. McDowell. . . . . . . . . . .      Director, President and Chief
                                             Executive Officer                 24,082(4)            *
C. Preston Butcher . . . . . . . . . .      Director                            3,250(5)            *
John McMahan . . . . . . . . . . . . .      Director                            3,250(7)            *
Malcolm R. Riley . . . . . . . . . . .      Director                            2,250(8)            *
Byron M. Fox . . . . . . . . . . . . .      Executive Vice President           31,083(9)            *
Howard E. Mason, Jr. . . . . . . . . .      Senior Vice President, Finance     26,536(10)           *
Ronald P. Wargo. . . . . . . . . . . .      Senior Vice President              26,956(11)           *
Ellen G. Breslauer . . . . . . . . . .      Secretary and Treasurer            24,364(12)           *
All BRE directors and executive
 officers as a group (ten persons) . .                                        331,556(13)          3.0%

- --------------------

(1) The amounts and percentages of BRE Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Except as otherwise indicated, each individual has sole voting and sole investment power with regard to the shares owned.

(2) Except where otherwise indicated, does not exceed 1%.

(3) Mr. von Thaden -- includes 378 shares held by Mr. von Thaden's wife in her Individual Retirement Account, as to which Mr. von Thaden has no voting or investment power. Also includes 168,000 shares that may be purchased upon the exercise of stock options that are currently exercisable. See also
    BRE EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS -- MR. VON THADEN, above.

(4) Mr. McDowell -- includes 4,082 shares held as restricted shares and 20,000 shares which Mr. McDowell acquired June 5, 1995 upon exercise of stock options granted to him at the time of his employment that are collateral for a recourse loan from BRE. The interest rate on the five-year loan is 8.25%, equal to the initial dividend yield on the shares so purchased. The loan, initially for $612,500, may be forgiven in whole or in part upon the achievement of company performance goals related to growth in assets, FFO per share and stock price. See also BRE EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS --
    MR. MCDOWELL, above.

(5) Mr. Butcher -- includes 1,000 shares held by Mr. Butcher's wife as her separate property and 1,000 shares held by Mr. Butcher and his wife as community property, as to which he has shared voting and investment power. Also includes 1,250 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before November 2, 1995.


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

(6) Mr. Foley -- includes 3,000 shares owned by a family trust of which Mr. Foley and his wife are trustees, as to which he has shared voting and investment power, and 1,250 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before November 2, 1995.

(7) Mr. McMahan -- owned in joint tenancy by Mr. McMahan and his wife, as to which he has shared voting and investment power. Also includes 1,250 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before November 2, 1995.

(8) Mr. Riley -- includes 500 shares owned in joint tenancy by Mr. Riley and his wife and 500 shares owned in a family partnership, as to which he has shared voting and investment power. Also includes 1,250 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before November 2, 1995.

(9) Mr. Fox -- includes 22,000 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before November 2, 1995. Also includes 2,600 shares held as restricted shares, and 5,000 shares which Mr. Fox acquired August 28, 1995 upon exercise of stock options that are collateral for a recourse loan from BRE. The interest rate on the five-year loan is 8.25%, equal to the initial dividend yield on the shares so purchased. The loan, initially for $159,063, may be forgiven in whole or in part upon the achievement of company performance goals related to growth in assets, FFO per share and stock price similar to those applicable to forgiveness of Mr. McDowell's loan as described in BRE EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS -- MR. MCDOWELL, above.

(10) Mr. Mason -- includes 826 shares held by the estate of the late Mrs. Mason and 700 shares held by the estate as custodian for itself and Mrs. Mason's sisters. With respect to these 700 shares, Mr. Mason has shared voting and investment power. Also includes 15,000 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before November 2, 1995. Also includes
    2,400 shares held as restricted shares.

(11) Mr. Wargo -- includes 21,300 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before November 2, 1995. Also includes 2,800 shares held as restricted shares.

(12) Ms. Breslauer -- includes 798 shares held by Ms. Breslauer's husband in his Individual Retirement Account, as to which Ms. Breslauer has shared investment power and no voting power. Also includes 6,294 shares held by Ms. Breslauer and her husband as community property, as to which she has shared voting and investment power. Also includes 14,900 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before November 2, 1995. Also includes 1,800 shares held as restricted shares.

(13) Includes 228,700 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before November 2, 1995. Also includes 17,682 shares held as restricted shares.


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